
CONSOLIDATED STATEMENTS OF INCOME (1)                U S WEST, INC.
(UNAUDITED)



                                    Quarter Ended            Six Months Ended
In millions, except                 June 30,            %    June 30,            %
 per share amounts                   1999    1998 (2) Change  1999    1998 (2) Change
-------------------               --------  --------- ------ ------- --------- ------

OPERATING REVENUES
 Local services                    $ 1,933  $  1,756   10.1 $ 3,800  $  3,486    9.0
 Access services                       688       671    2.5   1,369     1,336    2.5
 Long-distance services                156       200  (22.0)    330       404  (18.3)
 Directory services                    333       310    7.4     659       616    7.0
 Other services                        148       116   27.6     282       220   28.2
                                   -------  --------          -----   -------
Total operating rev.                 3,258     3,053    6.7   6,440     6,062    6.2
                                   -------  --------          -----   -------
OPERATING EXPENSES
 Employee-related                    1,153     1,069    7.9   2,278     2,075    9.8
 Other operating                       677       636    6.4   1,339     1,292    3.6
 Depreciation & amort                  573       535    7.1   1,175     1,067   10.1
                                    ------   -------          -----     -----
Total operating exp.                 2,403     2,240    7.3   4,792     4,434    8.1
                                    ------   -------          -----     -----

OPERATING INCOME                       855       813    5.2   1,648     1,628    1.2

Interest expense                       163       160    1.9     316       323   (2.2)
Other expense                           13        33  (60.6)     14        58  (75.9)
                                    ------   -------          -----     -----

Income before income taxes             679       620    9.5   1,318     1,247    5.7

Income tax provision                   258       235    9.8     500       469    6.6
                                    ------   -------          -----     -----

 NET INCOME                        $   421  $    385    9.4 $   818  $    778    5.1
                                    ======   =======          =====     =====


 Basic earnings per share          $  0.84  $   0.77    9.1 $  1.62  $   1.55    4.5
                                    ======   =======          =====     =====


 Basic average shares
 outstanding                         503.9     501.5    0.5   503.6     501.4    0.4
                                    ======   =======          =====     =====


 Diluted earnings per share        $  0.83  $   0.76    9.2 $  1.61  $   1.54    4.5
                                    ======   =======          =====     =====


 Diluted average shares
 outstanding                         508.2     505.6    0.5   508.3     505.5    0.6
                                    ======   =======         ======     =====

<F1>
(1) The separation of U S WEST, Inc. into two independent companies, U S WEST, Inc. ("New U S WEST") and MediaOne Group, Inc.,(the "Separation") occurred on June 12, 1998. The results for the quarter and six months ended June 30, 1998 give effect to the Separation as if the business that comprised New U S WEST operated as a separate entity for the entire periods presented. Additionally, the results of operations include pro forma adjustments for the assumption of indebtedness and the issuance of shares in connection with the alignment of the directory business with New U S WEST, as if the Separation had been consummated as of the beginning of the periods indicated.

<F2>
(2) Net income for the quarter and six months ended June 30, 1998 excludes $89 of after tax charges associated with the Separation and an asset impairment, consisting of $129 of other operating expense, net of $40 of income tax expense.

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